Exhibit (a)(1)(H)

1rst Radio Button aka “Tender Offer Information”

Tender offer	Tender Offer Information

Election Form

Option Converter

Value Calculator

SEC Document

Tender FAQ

Ask Questions

     Marvell Tender Offer Website

Employee Name: Jane Smith, Employee Payroll Number: Test2

Tender Offer Information

Overview of Tender Offer

Marvell Technology Group Ltd. and our subsidiaries (“Marvell”) are offering eligible employees the opportunity to exchange some, all or none of their outstanding options with an exercise price of at least $12.00 per share that were granted under Marvell’s Amended and Restated 1995 Stock Option Plan, whether vested or unvested, for restricted stock units (“RSUs”). This legal process is called a tender offer. Should you choose to accept this offer, Marvell expects to grant you RSUs on January 23, 2009. If you participate in the offer, the number of RSUs that you receive will depend on the number and exercise price of the options that you exchange.

The vesting schedule of the RSUs will be determined on a grant-by-grant basis, based on the vesting schedule of the eligible options that the RSUs replace, and whether you reside in Canada, Israel or the Netherlands. The vesting schedule of the RSUs is detailed under the radio button “Tender Offer” in the upper left corner of this web page called “Option Converter.” Vesting is conditioned upon your continued provision of services to us (or one of our subsidiaries or affiliates) through each applicable vesting date.

Marvell is making this offer to restore the retention and incentive benefits of its equity awards. Marvell believes that this offer will foster the retention of its valuable employees and better align the interests of its employees and shareholders to maximize shareholder value. Marvell issued the currently outstanding awards to attract and retain the best available personnel and to provide additional incentive to its employees. Marvell has been impacted by the downturn in the semiconductor market as well as other macro-economic factors. As a result of these factors, some of Marvell’s outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for Marvell’s stock. These awards are commonly referred to as being “underwater.” By making this offer, Marvell intends to provide eligible employees with the opportunity to receive RSUs that have a greater retention value because such RSUs are more certain to provide a return than the underwater awards.

To Participate in the Tender Offer via this Site, You Must. . .

1.	Review “The Offer to Exchange” document using the radio button “Tender Offer” in the upper left corner of this web page and scroll down to SEC Documents.

2.	Using the radio button “Tender Offer” in the upper left corner of this web page and scroll down to “Election Form.”

3.	Properly complete and submit the election form via Marvell’s offer website before 6:00 p.m. Pacific Time, on January 23, 2009, by:

A.	Selecting the “Yes, I wish to participate” box and then selecting the “Select all” box or the appropriate box(es) next to each eligible option grant you elect to tender;

B.	Reading the election form terms and conditions and selecting the “I acknowledge and agree to the terms and conditions of this offer”; and

C.	Selecting the “Submit” button at the bottom of the election form.

We have also created a tool to allow you to compare the value of your exchangeable options with your restricted stock units. Using the radio button “Tender Offer” in the upper left corner of this web page and scroll down to the “Value Calculator”.

If you are not able to submit your election via Marvell’s intranet or would prefer to submit a hard copy of your election, please contact Stock Administration directly at 408-222-8436 or send an email to stockadmin@marvell.com and request a paper copy. You must complete and sign the election form, and fax it to 408-222-9300 before 6:00 p.m. Pacific Time, on January 23, 2009 (unless extended by Marvell).

To participate in the tender offer, you must affirmatively elect to participate. If you do not, you will have rejected the offer and will continue to hold and vest in your options.

Informational Meetings and Other Support (U.S. and international)

So employees can better understand the offer, and other aspects of this program, live meetings are scheduled at each significant site. Please check with your manager for the time and date of the presentation at your site.

The employee presentation materials are available on the left menu of this site. We strongly encourage you to attend one of the informational meetings.

If you have questions about general information, you may submit your questions by clicking on the “Ask a Question” link on the menu or calling Stock Administration directly at 408-222-8436.

However, neither Marvell nor any law firms who helped prepare the tender offer documents will provide tax advice specific to your individual circumstances or make any recommendations. If after reviewing all of the materials and asking any general questions, you feel you need further advice, we recommend that you seek the advice of financial, legal and / or tax advisors.

Remember, the deadline to participate is 6:00 p.m. Pacific Time, on Friday, January 23, 2009.

2nd Radio Button aka “ELECTION FORM”

Tender offer	Tender Offer Information

Election Form

Option Converter

Value Calculator

SEC Document

Tender FAQ

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     Marvell Tender Offer Website

Employee Name: Jane Smith, Employee Payroll Number: Test2

MARVELL TECHNOLOGY GROUP LTD.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR RESTRICTED STOCK UNITS

ELECTION FORM

Please review the Election Agreement Terms & Conditions. Before submitting this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) the letter from Dr. Sehat Sutardja, our Chairman, President and Chief Executive Officer, dated December 16, 2008; and (3) this election form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible options the opportunity to exchange these options for restricted stock units as set forth in Section 2 of the Offer to Exchange. This offer expires at 6:00 p.m. Pacific Time, on January 23, 2009, unless extended.

In accordance with the terms and conditions outlined in the offer documents, the number of restricted stock units you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. If you participate in this offer, you may exchange outstanding options granted to you by Marvell with an exercise price of at least $12.00 per share under our Amended and Restated 1995 Stock Option Plan. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued service to Marvell through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking all the boxes below by clicking the “Yes, I wish to participate in the offer…”, I acknowledge and agree to the terms and conditions…” and the “Submit” buttons below. If you elect to participate in this offer, please select all or place a mark by each elgible option grant you wish to elect.

You must submit a properly completed election form by 6:00 p.m. Pacific Time, on January 23, 2009, unless we extend the offer. You may elect to exchange additional eligible option grants, fewer eligible option grants, all of your eligible option grants or none of your eligible option grants. You may change this election at any time prior to the expiration of the offer to exchange as many times as you wish, and submit a new election to exchange some or all of your eligible options by submitting a new election form by 6:00 p.m. Pacific Time, on January 23, 2009, unless we extend the offer. You will be bound by the last properly submitted election form we receive before the expiration date of the offer.

Please select the appropriate box below to indicate your acceptance of the offer. If you wish to participate in the offer you may accept this offer with respect to all or some of your eligible options listed below. If you exit from this page without clicking “I acknowledge and agree to the terms and conditions…” “Submit,” you will NOT have made an election.

☐	I do NOT wish to participate in the offer and instead REJECT the Offer to Exchange all of my options. I do not wish to exchange any eligible awards.

☐	Yes, I wish to participate in the offer as to some or all of my eligible awards listed below (please select all or place a mark by each option you wish to ELECT).

Select All ☐	Grant Number	Grant Date	Eligible Options	Option Price

☐	TEST0004	5/1/2004	2000	12.0000

☐	TEST0005	3/1/2007	2000	20.0000

☐	TEST0006	3/1/2007	500	20.0000

SUBMIT NO LATER THAN 6:00 P.M. PACIFIC TIME, ON JANUARY 23, 2009.

☐	I acknowledge and agree to the terms and conditions of this offer.

(Required)

Note: the below 1-14 Tender Offer Acknowledgement appears in the above pop-up box

1. I agree that my decision to accept or reject the Offer to Exchange with respect to all or some of my eligible options is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange.

2. I agree and acknowledge that, if I submit an Election Form in which I have chosen NOT to participated then I have rejected the offer with respect to all of my eligible options.

3. I understand that I may change my election at any time by completing and submitting an Election Form before 6:00 p.m. Pacific Time, on January 23, 2009 (unless the offer is otherwise extended) and that any Election Form submitted and/or received after such time will be void and of no further force and effect.

4. If my service with Marvell terminates prior to the expiration of the offer, I understand that I will cease to be an eligible employee under the terms of the Offer to Exchange and any election that I have made prior to the termination of my provision of services to Marvell to amend my eligible options will be ineffective. As a result, my eligible options will not be exchanged under the Offer to Exchange and I will not receive RSUs.

5. I agree that decisions with respect to future grants under a Marvell employee stock plan, if any, will be at the sole discretion of Marvell.

6. I agree that: (i) the offer is discretionary in nature and may be suspended or terminated by Marvell, in accordance with the terms set forth in the Offer to Exchange, at any time prior to the expiration of the offer; (ii) Marvell may, at its discretion, refuse to accept my election to participate; and (iii) the offer is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7. I agree that: (i) the value of any RSU payments and participation in the offer made pursuant to the offer is an extraordinary item of income which is outside the scope of my employment contract, if any; (ii) the offer value of any RSU payments made pursuant to the offer is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

8. Neither my participation in the offer nor this Election Form shall be construed so as to grant me any right to remain in the employ of Marvell or any of its subsidiaries and shall not interfere with the ability of my current employer to terminate my employment relationship at any time with or without cause (subject to the terms of my employment contract, if any).

9. For the exclusive purpose of implementing, administering and managing my participation in the offer, I hereby explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, my employer and Marvell and its subsidiaries and affiliates. I understand that Marvell and my employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Marvell, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the offer (“Data”). I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources department representative. I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the offer. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the offer. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources department representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the offer. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources department representative.

10. Regardless of any action that Marvell or a subsidiary or affiliate of Marvell takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the offer (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. In that regard, I authorize Marvell and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by Marvell and/or its subsidiaries. Finally, I agree to pay to Marvell or its subsidiary any amount of Applicable Withholdings that Marvell or its subsidiary may be required to withhold as a result of my participation in the offer if Marvell does not satisfy the Applicable Withholding through other means.

11. I acknowledge that I may be accepting part or all of the offer and the terms and conditions of this Election Form in English and I agree to be bound accordingly.

12. I acknowledge and agree that none of Marvell or a subsidiary or affiliate of Marvell, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the Offer to Exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the Offer to Exchange, other than any information contained in the offer documents.

13. I agree that participation in the offer is governed by the terms and conditions set forth in the offer documents and this Election Form. I acknowledge that I have received the offer documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisors before making this election and that I have knowingly accepted or rejected the offer. I agree to accept as binding, conclusive and final all decisions or interpretations of Marvell upon any questions relating to the offer and this Election Form.

14. I further understand that Marvell intends to send me an Election Confirmation Statement via e-mail at my Marvell e-mail address within two business days after the submission of my Election Form. If I have not received such an e-mail confirmation, I understand that it is my responsibility to ensure that my Election Form has been received before 6:00 p.m. Pacific Time, on January 23, 2009. I understand that only responses that are complete, signed (electronically or otherwise) and actually received by Marvell by the deadline will be accepted.

3rd Radio Button aka “Option Converter”

Tender offer	Tender Offer Information

Election Form

Option Converter

Value Calculator

SEC Document

Tender FAQ

Ask Questions

     Marvell Tender Offer Website

Employee Name: Jane Smith, Employee Payroll Number: Test2

Option Converter

The number of restricted stock units that you receive will depend on the exercise price of your exchanged options, as follows:

per share exercise price of Eligible options	Restricted Stock Units for Exchanged Options
$0.00 to $11.99	not eligible
$12.00 to $18.00	one (1) restricted stock unit for every six point five five (6.55) exchanged options
$18.01 to $25.00	one (1) restricted stock unit for every eight point four (8.40) exchanged options
Above $25.00	one (1) restricted stock unit for every thirteen point two (13.20) exchanged options

Grant Number	Grant Date	Eligible Shares Granted	Option Price	Restricted Stock Unit for Exchanged Options	Restricted Stock Units Issuable In Exchange for Option¹	Vesting Description
TEST0004	5/1/2004	2,000	12.0000	6.55	306	1/2 Annually over 2 years
TEST0005	3/1/2007	2,000	20.0000	8.4	239	1/3 annually over 3 Years
TEST0006	3/1/2007	500	20.0000	8.4	60	Cash in Lieu of RSU's²
		4,500			605

(1)	For Canadian, Israeli & Dutch employees a portion of your new restricted stock units may be withheld to cover your tax liability at grant or upon exchange. Therefore you would receive a lesser number of restricted stock units because your calculation would be net of applicable taxes due in your country.

(2)	Additionally, cash payments made in lieu of restricted stock units will be fully vested on the restricted stock unit grant date. The final cash amount will not be determinable until the restricted stock unit grant date, which is expected to be on January 23, 2009 (unless we extend the offer).

Please make a copy of this page for your records.

Tender Offer DECISION MODELING TOOL input cells

INPUTS

STEP 1: Enter the number of shares remaining in the grant being considered for exchange

STEP 2: Enter the exercise price of the stock option grant

STEP 3: Enter market price for MRVL shares (get current price)

STEP 4: Select RSU Vesting (yrs) based on Offer converter (2, 3) 2

STEP 5: View results and use Value Comparison Model if desired.

RESULTS

Applicable Exchange Ratio (# of options exchanged for 1 RSU) Not Eligible

RSUs granted in exchange for entered option grant Not Eligible

Number of years over which RSUs will vest 2

Estimated Face Value of new RSU grant (at today’s price) #VALUE!

LEGAL DISCLAIMER: This model is for illustrative purposes only. Marvell assumes no responsibility for assumptions used, accuracy of results, or any decisions you make as a result of using this model. We hope it is useful for you.

Exchange Ratios

Option Exercise Price From: To: Ratio of RSU:Options (1:X)

$0.00 $11.99 Not Eligible

$12.00 $18.00 6.55

$18.01 $25.00 8.40

$25.01 and up 13.20

Future Value Comparison Model (using your assumptions)

RSU Grant Vesting Year 2009 2010 2011 2012

Enter Hypothetical Share Price as of Feb 1, 20XX $0.00

# of RSUs that would vest na #VALUE! #VALUE! na

Gross value of RSUs in applicable vest year: na #VALUE! #VALUE! na

Stock Option Grant Vesting Year 2009 2010 2011 2012

Enter the percentage of your stock options that you would EXERCISE in the given year as of Feb 1, 20XX 0% 0% 0% 100%

# of Stock Options you would exercise (assumes 100% of vested) 0 0 0 0

Gross value of options in applicable year: $ - $ - $ - $ -

Options-RSU Future Value Comparison

$1

$1

$1

$0

$0

$-

Hypothetical MRVL Stock Price

4th Radio Button aka “Value Calculator”

Value Calculator

Tender offer	Tender Offer Information

Election Form

Option Converter

Value Calculator

SEC Document

Tender FAQ

Ask Questions

5th Radio Button aka “Tender FAQ”

     Marvell Tender Offer Website

Employee Name: Jane Smith, Employee Payroll Number: Test2

Tender Offer FAQ

Contact

Questions will be answered by employees in Marvell Stock Administration. The answers are not legal or tax advice. You should not act upon any answers received without seeking the advice of your own legal counsel, accountant, and/or financial advisor.

Employees outside the U.S.

These FAQs are not to be considered a substitute to the offer documents and if you have any additional questions, please refer to the Offer to Exchange document and/or seek the advice of your own legal counsel, accountant and/or financial advisor. Please note that the Offer to Exchange document includes a country-specific appendix, which includes additional information that may be relevant to you.

Frequently Asked Questions (*FAQ*)

The purpose of this FAQ is to provide you with information concerning important question regarding the tender offer.

1.	What is the tender offer?

This offer is a voluntary opportunity for employees and consultants (“eligible employees”) to exchange certain outstanding options with an exercise price of at least $12.00 (“eligible options”) per share for restricted stock units (“RSUs”).

Please note that participation in this offer is completely voluntary. If you choose not to participate or your eligible options are not accepted for exchange, your existing awards will (a) remain outstanding until they expire by their terms; (b) retain their current exercise price; (c) retain their current vesting schedule; and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such award grant. If you do decide to participate in the offer, you do not have to make any cash payment to Marvell to receive your RSUs.

2.	What are RSUs?

RSUs are promises by Marvell to issue its common shares in the future provided the vesting criteria are satisfied. You do not have to make any cash payment to Marvell to receive your RSUs or to receive the common shares that will be due to you if your RSUs vest. Unlike options, which you must exercise in order to receive the vested shares subject to the award, you do not need to exercise RSUs in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your stock unit agreement, you automatically will receive the shares promptly thereafter.

3.	Who may participate in the tender offer?

You may participate in this offer if you are an eligible employee of Marvell at the time of this offer and you continue to provide services to Marvell through January 23, 2009 (unless extended by Marvell). Marvell’s named executive officers and the members of its board of directors may not participate in the offer.

4.	How do I participate in the tender offer?

If you wish to participate in this offer, you must complete and submit the election form before 6:00 p.m. Pacific Time, on January 23, 2009 unless extended by Marvell). In order to submit such form, you will be required to acknowledge your agreement to all of the terms and conditions of the offer as set forth in the offer documents. If you are not able to submit your election via Marvell’s intranet or would prefer to submit a hard copy of your election form, you must (a) contact Stock Administration directly at 408-222-8436 or send an email to stockadmin@marvell.com and request a paper copy, (b) properly complete and sign the election form, and (c) fax it to 408-222-9300 before 6:00 p.m. Pacific Time, on January 23, 2009 unless extended by Marvell. Only responses that are complete and actually received by Marvell by the deadline will be accepted. Election forms may be submitted only via Marvell’s offer website or fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted. Election forms that are received after the deadline will not be accepted. The delivery of election forms is at your own risk. Marvell intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Marvell has received your response, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail stockadmin@marvell.com.

Once Marvell has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those awards. Marvell intends to cancel all exchanged options following the expiration of the offer but on the same U.S. business day as the expiration date. Marvell refers to this date as the cancellation date. Marvell expects that the cancellation date will be January 23, 2009 (unless extended by Marvell).

Marvell will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options tendered for exchange. Marvell’s determination of these matters will be final and binding on all parties. Marvell reserves the right to reject any election form or any options tendered for exchange that it determines are not in an appropriate form or that it determines are unlawful to accept. Marvell will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this offer.

5.	Which of my options are eligible?

Your eligible options are those options to purchase common shares of Marvell that have an exercise price of at least $12.00 per share and remain outstanding and unexercised as of the expiration date, currently expected to be January 23, 2009. An option will not be eligible for exchange (and any election with regard to that option will be disregarded), if, on January 23, 2009, the exercise price of the option is less than the fair market value of Marvell’s common shares. To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the Election Form, which lists your grant number(s), the grant date(s) of your awards, eligible option grants and the exercise price of your options, and the Option Converter.

6.	When will I receive my RSUs if I participate in the tender offer?

Marvell will grant the new RSUs on the same U.S. calendar day on which Marvell cancels the exchanged options (the “restricted stock unit grant date”). Marvell expects the restricted stock unit grant date will be January 23, 2009. If the expiration date of the tender offer is extended, the restricted stock unit grant date similarly will be delayed. You will receive your stock unit agreement (including the country-specific appendix attached thereto) in the following week after the expiration of the offer. Please note that it may take up to a week for the grant of restricted stock units to be reflected in the online brokerage account of participants in the offer. Please note that it may take up to a full week (5 business days) from the expiration of the offer for the grant of restricted stock units to be reflected in you online brokerage account. If your account does not appear to have been updated for the restricted stock units within a week following the restricted stock unit grant date, please contact Marvell Stock Administration at stockadmin@marvell.com.

You will receive the shares subject to the RSU award when and if your RSU award vests.

7.	How many RSUs will I receive for the options that I exchange in the tender offer?

The number of restricted stock units that you receive will depend on the exercise price of your exchanged options, as follows:

per share exercise price of Eligible options	Restricted Stock Units for Exchanged Options (exchange ratios)
$0.00 to $11.99	not eligible
$12.00 to $18.00	one (1) restricted stock unit for every six point five five (6.55) exchanged options
$18.01 to $25.00	one (1) restricted stock unit for every eight point four (8.40) exchanged options
Above $25.00	one (1) restricted stock unit for every thirteen point two (13.20) exchanged options

For purposes of applying the exchange ratios, fractional restricted stock units will be rounded up to the nearest whole RSU on a grant by grant basis.

Please note: The exchange ratios apply to each of your eligible option grants separately. This means that the various eligible options you hold may be subject to different exchange ratios.

For an example of how many options you receive for each of you option grants, please click on the link under the radio button “Tender Offer” in the upper left corner of this web page called “Option Converter.”

If, with respect to any particular eligible option grant, the number of the restricted stock units that you would otherwise be entitled to receive is equal to or less than 150, then you will not receive restricted stock units with respect to the exchange, but will instead receive a fully vested cash payment equal to the fair market value of such restricted stock units as of the restricted stock unit grant date (less applicable tax withholding). We will make such cash payment to you promptly following the restricted stock unit grant date.

8.	When will my restricted stock units vest?

Each RSU will represent a right to receive one common share of Marvell on a specified future date but only if the RSU vests. Vesting will occur only if you continue to provide services to Marvell through each relevant vesting date:

•	The vesting schedule of the RSUs will be determined on a grant-by-grant basis, based on the vesting schedule of the eligible option that the RSUs replace.

•

None of the RSUs will be vested on the restricted stock unit grant date (unless you’re an employee in Canada, the Netherlands or Israel and vesting of a portion of your new RSUs is necessary to cover tax liability at grant or upon exchange. See Schedules D, K or P of “The Offer to Exchange” document using the radio button “Tender Offer” in the upper left corner of this web page and scroll down to SEC Documents for more details.).

•

If 75% or greater of an exchanged option would have been vested as of February 1, 2009, the RSUs subject to the restricted stock unit grant applicable to such exchanged option will vest in two equal installments at the first and second anniversary of the restricted stock unit grant date. For an example of when options you receive will vest, please click on the link under the radio button “Tender Offer” in the upper left corner of this web page called “Option Converter.”

•

If less than 75% of an exchanged option would have been vested as of February 1, 2009, the RSUs subject to the restricted stock unit grant applicable to such exchanged option will vest in three equal installments at the first, second and third anniversary of the restricted stock unit grant date. For an example of when options you receive will vest, please click on the link under the radio button “Tender Offer” in the upper left corner of this web page called “Option Converter.”

•

For purposes of determining whether an exchanged option is more than 75% or greater vested, if an exchanged option was granted subject to four year cliff vesting (such that 100% of such exchanged option would vest on the fourth anniversary of its vesting commencement date) and more than three years shall have elapsed from its vesting commencement date as of February 1, 2009, then such exchanged option shall be deemed to be more than 75% or greater vested on the cancellation date.

•

No RSUs will be scheduled to vest earlier than one year from their date of grant. Thus, no RSUs will be scheduled to begin to vest earlier than the earliest vesting date of an exchanged option grant. Please note: Canadian, Israeli and/or Dutch employees may have shares withheld due to tax considerations. See Schedules D, K and P of the Offer to Exchange document for more details.

•	The annual vesting date will be the anniversary of the restricted stock unit grant date.

•	Cash payments made in lieu of RSUs will be fully vested on the restricted stock unit grant date.

•

Employees in Canada will have a portion of their new RSUs vested on January 23, 2009, with such portion having a value sufficient to cover their tax liability on that date. The same will apply for employees in the Netherlands, to the extent that they are subject to tax upon the exchange of eligible options for RSUs, which will be the case if the eligible options are vested at the time of the exchange, and for employees in Israel, if Marvell fails to obtain a tax ruling confirming that the exchange will not be taxable. In each case, the remaining portion of the RSUs will vest on the same schedule noted above. See Schedules D, K and P of the Offer to Exchange document for more details.

Marvell expects the restricted stock unit grant date will be January 23, 2009. Vesting of your RSUs is subject to the following conditions:

•

Vesting on any given vesting date is subject to your continued provision of services to Marvell through that vesting date. If you stop providing services to Marvell before your RSUs vest, your RSUs will expire unvested and you will not be issued any common shares pursuant to your RSU award.

•	After the RSUs vest, continued provision of services to Marvell is not required to retain the common shares issued under the RSUs.

•

Marvell will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of RSUs will vest on each vesting date); this will be done by rounding up to the nearest whole number of RSUs that will vest on the first vesting date and rounding down on the following vesting date.

For an example of how your options may vest, please click on the radio button “Tender Offer” in the upper left corner of this web page and then click on “Option Converter.”

9.	If I participate in this offer, do I have to exchange all of my eligible options?

No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to such eligible option grant. You should note that Marvell is not accepting partial tenders of eligible option grants, except that (a) you may partially tender an eligible option grant covered by a domestic relations order (or comparable legal document as the result of the end of a marriage) and (b) you may elect to exchange the entire remaining portion of an eligible option grant that you have exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular eligible option grant.

10.	May I change my mind and withdraw from this tender offer?

Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected awards from the offer at any time before the expiration date (expected to be January 23, 2009). If Marvell extends the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form Marvell receives before the expiration date or submitting a copy via facsimile to Marvell Stock Administration to exclude your eligible options. The exception to this rule is that if Marvell has not accepted your properly tendered options by 6:00 p.m. Pacific Time, on February 13, 2009 you may withdraw your awards at any time thereafter.

11.	May I change my mind about which eligible option grants I want to exchange in the tender offer?

Yes. You may change your mind after you have submitted an Election Form and change the eligible option grant(s) you elect to exchange at any time before the expiration date by completing and submitting a new Election Form as provided on this website or submitting a copy via facsimile to Marvell Stock Administration at 408-222-9300 to add additional eligible options. If Marvell extends the expiration date, you may change your election at any time until the extended expiration date. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form Marvell receives before the expiration date. Please be sure that any new election form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election form.

12.	How do I withdraw my election?

By returning to this website and completing and submitting a new Election Form and marking the box that you do NOT wish to participate. If you are not able to submit your election via Marvell’s intranet or would prefer to submit a hard copy of your election form, you must (a) contact Stock Administration directly at 408-222-8436 or send an email to stockadmin@marvell.com and request a paper copy, (b) properly complete and sign the election form, and (c) fax it to 408-222-9300 before 6:00 p.m. Pacific Time, on January 23, 2009 unless extended by Marvell. Election forms may be submitted only via Marvell’s offer website or fax. Election forms submitted by any other means, including e-mail, hand delivery, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted. Responses that are received after the deadline will not be accepted. The delivery of election forms is at your own risk.

13.	Once I surrender my exchanged options, is there anything I must do to receive cash payment or the RSUs?

No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your cash payment or RSUs. Your RSUs will be granted to you on the same day that the exchanged options are cancelled. In order to receive the shares covered by the grant of RSUs, you will need to continue to provide services to Marvell through the applicable vesting date, as described in Question and Answer 8. If you are eligible to receive cash, we will make the payment to you promptly following the expiration date of the offer.

14.	Is Marvell making any recommendation as to whether I should exchange my eligible options?

No. Marvell is not making any recommendation as to whether you should accept this offer. Marvell understands that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk, and there are no guarantees that you ultimately would not receive greater value from your eligible options than from the RSUs you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer.

This summary of the offer documents is qualified in its entirety be reference to the entire set of offer documents, which can be accessed through this website: https://tenderoffer.marvell.com and which are also available at www.sec.gov.

For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

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